PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-253385 Dated June 27, 2023

HSBC USA Inc. Barrier Absolute Return Market-Linked Notes (With Daily Barrier Observation)
$1,662,000 Notes Linked to the S&P 500® Index due on June 30, 2025

Investment Description
These Barrier Absolute Return Market-Linked Notes (the ‘‘Notes”) are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”) with returns linked to the S&P 500® Index (the “Underlying Index”). The Notes will rank equally with all of our other unsecured and unsubordinated debt obligations. A Barrier Event will occur if, on any Trading Day during the Observation Period (the period from but excluding the Trade Date to and including the Final Valuation Date), the Official Closing Level of the Underlying Index increases above the Upper Barrier (which equals to the Initial Level plus 26.00% of the Initial Level) or decreases below the Lower Barrier (which equals to the Initial Level minus 20.00% of the Initial Level). At maturity, for each $1,000 Principal Amount, (i) if a Barrier Event has occurred, you will receive the Principal Amount of your Notes plus a return equal to the Minimum Return of 5%, and (ii) if a Barrier Event has not occurred, you will receive the Principal Amount of your Notes plus a return equal to the greater of (a) the Minimum Return and (b) the absolute value of the Underlying Index Return (the percentage increase or decrease in the Final Level from the Initial Level). For example, if the Underlying Index Return is either -10.00% or +10.00%, your return will be +10.00%. Investing in the Notes involves significant risks. The Notes do not pay any interest. You may lose some or all of your Principal Amount. Generally, the higher the Call Return on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

☐	Minimum Return at Maturity If a Barrier Event Occurs: If a Barrier Event has occurred during the Observation Period, at maturity you will receive the Principal Amount of your Notes plus a return equal to the Minimum Return for each $1,000 Principal Amount of your Notes, regardless of the Final Level.
☐	Range-Bound Growth Potential If a Barrier Event Does Not Occur: If a Barrier Event has not occurred during the Observation Period, at maturity you will receive the Principal Amount of your Notes plus a return equal to the greater of (i) the Minimum Return and (ii) the absolute value of the Underlying Index Return for each $1,000 Principal Amount of your Notes.
☐	Repayment of Principal at Maturity: If you hold the Notes to maturity, you will receive at least the Principal Amount of your Notes plus a return equal to the Minimum Return regardless of the performance of the Underlying Index. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of HSBC.

Key Dates

Trade Date	June 27, 2023
Settlement Date	June 30, 2023
Final Valuation Date[1]	June 25, 2025
Maturity Date[1]	June 30, 2025

[1] See page 4 for additional details

The Notes are significantly riskier than conventional debt INSTRUMENTS. the terms of the Notes may not obligate HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES. the Notes CAN have downside MARKET risk SIMILAR TO the UNDERLYING INDEX, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF The principal amount at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING a DEBT OBLIGATION OF hsbc. You should not PURCHASE the Notes if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Notes.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT AND THE MORE DETAILED ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-1 OF THE ACCOMPANYING EQUITY INDEX UNDERLYING SUPPLEMENT AND BEGINNING ON PAGE S-1 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES.

Note Offering

These terms relate to an offering of Notes Linked to the S&P 500® Index. The Notes are offered at a minimum investment of $1,000 in denominations of $1,000 and integral multiples thereof.

Underlying Index	Initial Level	Upper Barrier*	Lower Barrier*	Minimum Return	CUSIP	ISIN
The S&P 500® Index (“SPX”)	4,378.41	5,516.80, which is the Initial Level plus 26.00% of the Initial Level	3,502.73, which is the Initial Level minus 20.00% of the Initial Level	5.00%	40447ADT8	US40447ADT88

*Rounded to two decimal places.

See “Additional Information about HSBC USA Inc. and the Notes” on page 2 of this pricing supplement. The Notes offered will have the terms specified in the accompanying prospectus dated February 23, 2021, the accompanying prospectus supplement dated February 23, 2021, the accompanying equity index underlying supplement dated February 23, 2021 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Notes will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC USA Inc., will purchase the Notes from HSBC USA Inc. for distribution to UBS Financial Services Inc., acting as agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement for a description of the distribution arrangements.

The Estimated Initial Value of the Notes on the Trade Date is $972.80 per Note, which is less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page 5 and “Key Risks” beginning on page 7 of this document for additional information.

	Price to Public	Underwriting Discount(1)	Proceeds to Us
Per Note	$1,000.00	$20.00	$980.00
Total	$1,662,000.00	$33,240.00	$1,628,760.00

(1) See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

UBS Financial Services Inc.	HSBC Securities (USA) Inc.

Additional Information about HSBC USA Inc. and the Notes

This pricing supplement relates to the offering of Notes identified on the cover page. As a purchaser of a Note, you will acquire a senior unsecured debt instrument linked to the Underlying Index, which will rank equally with all of our other unsecured and unsubordinated debt obligations. Although the offering of Notes relates to the Underlying Index, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Underlying Index, or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 23, 2021, the prospectus supplement dated February 23, 2021 and the Equity Index Underlying Supplement dated February 23, 2021. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 7 of this pricing supplement and in “Risk Factors” beginning on page S-1 of the Equity Index Underlying Supplement and beginning on page S-1 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. You are urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

HSBC USA Inc. has filed a registration statement (including the Equity Index Underlying Supplement, prospectus and prospectus supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the Equity Index Underlying Supplement, prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the Equity Index Underlying Supplement, prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦    Equity Index underlying supplement dated February 23, 2021:

https://www.sec.gov/Archives/edgar/data/83246/000110465921026625/tm217170d5_424b2.htm

♦    Prospectus supplement dated February 23, 2021:

https://www.sec.gov/Archives/edgar/data/83246/000110465921026609/tm217170d2_424b2.htm

♦    Prospectus dated February 23, 2021:

https://www.sec.gov/Archives/edgar/data/83246/000110465921026585/tm217170d7_424b3.htm

As used herein, references to the “Issuer,” “HSBC,” “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated February 23, 2021, references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated February 23, 2021 and references to the “Equity Index Underlying Supplement” mean the Equity Index Underlying Supplement dated February 23, 2021.

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of receiving a return that may be equal to the Minimum Return.
♦	You can tolerate the possibility of receiving only the Principal Amount of your Notes plus the Minimum Return at maturity.
♦	You can tolerate fluctuations in the market price of the Notes prior to maturity that may be similar to or exceed fluctuations in the level of the Underlying Index
♦	You believe that the Official Closing Level of the Underlying Index will not be greater than the Upper Barrier or less than the Lower Barrier on any trading day during the Observation Period and understand and are willing to accept that you will only benefit from the absolute value of the Underlying Index Return if a Barrier Event does not occur during the Observation Period.
♦	You understand and accept that your potential return is limited by the Upper Barrier and Lower Barrier if a Barrier Event does not occur during the Observation Period, and by the Minimum Return if a Barrier Event occurs during the Observation Period.
♦	You are willing to invest in the Notes based on the Minimum Return, the Upper Barrier and the Lower Barrier indicated on the cover hereof.
♦	You are willing to hold the Notes to maturity and do not seek an investment for which there is an active secondary market.
♦	You do understand and accept the risks associated with the Underlying Index.
♦	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.
♦	You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Underlying Index.
♦	You are willing to assume the credit risk of HSBC, as Issuer of the Notes, and understand that if HSBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of receiving a return that may be equal to the Minimum Return.
♦	You cannot tolerate the possibility of receiving only the Principal Amount of your Notes plus the Minimum Return at maturity.
♦	You cannot tolerate fluctuations in the market price of the Notes prior to maturity that may be similar to or exceed fluctuations in the level of the Underlying Index.
♦	You believe that the Official Closing Level of the Underlying Index on any trading day during the Observation Period will increase or decrease during the term of the Notes to a level above the Upper Barrier or below the Lower Barrier.
♦	You do not fully understand or are unwilling to accept that you will only benefit from the absolute value of the Underlying Index Return if a Barrier Event does not occur during the Observation Period.
♦	You believe that the level of the Underlying Index over the term of the Notes will be greater than the Upper Barrier or less than the Lower Barrier.
♦	You seek an investment that has unlimited return potential without a cap on appreciation.
♦	You are unwilling to invest in the Notes based on the Minimum Return, the Upper Barrier and the Lower Barrier indicated on the cover hereof.
♦	You are unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.
♦	You do not understand or accept the risks associated with the Underlying Index.
♦	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.
♦	You seek current income from your investment or prefer to receive the dividends paid on the stocks included in the Underlying Index.
♦	You are not willing or are unable to assume the credit risk of HSBC, as Issuer of the Notes, for any payment on the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. For more information about the Underlying Index, see page 13 of this pricing supplement and page S-55 of the accompanying Equity Index Underlying Supplement. You should also carefully review “Key Risks” beginning on page 7 of this pricing supplement and “Risk Factors” beginning on page S-1 of the Equity Index Underlying Supplement and beginning on page S-1 of the prospectus supplement.

Final Terms

Issuer	HSBC USA Inc. (“HSBC”)
Principal Amount	$1,000 per Note (subject to a minimum investment of $1,000).
Term	2 years
Trade Date	June 27, 2023
Settlement Date	June 30, 2023
Final Valuation Date	June 25, 2025, subject to adjustment if a Market Disruption Event occurs, as described under “Additional Terms of the Notes — Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Maturity Date	June 30, 2025, subject to adjustment if a Market Disruption Event occurs, as described under “Additional Terms of the Notes — Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Underlying Index	The S&P 500® Index (Ticker: “SPX”)

Payment at Maturity (per $1,000 Note)

• if a Barrier Event has not occurred, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the greater of (1) the Minimum Return and (2) the absolute value of the Underlying Index Return; or

• if a Barrier Event has occurred, the sum of (i) $1,000 plus (ii) the product of $1,000 times the Minimum Return

Minimum return	5.00%
Observation Period	The period from but excluding the Trade Date to and including the Final Valuation Date.
Barrier event	on any trading day during the Observation Period, (i) the Official Closing Level of the Underlying Index is below the Lower Barrier or (ii) the Official Closing Level of the Underlying Index is above the Upper Barrier.
Underlying Index Return	Final Level - Initial Level
Initial Level
Upper barrier	The Initial Level plus 26.00% of the Initial Level, as indicated on the cover hereof.
Lower barrier	the Initial Level minus 20.00% of the Initial Level, as indicated on the cover hereof.
Initial Level	The Official Closing Level on the Trade Date, as indicated on the cover hereof.
Final Level	The Official Closing Level on the Final Valuation Date.
Calculation Agent	HSBC USA Inc. or one of its affiliates.
Estimated Initial Value	The Estimated Initial Value of the Notes is less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. See “Key Risks — The Estimated Initial Value of the Notes, Which Was Determined by Us on the Trade Date, Is Less Than the Price to Public and May Differ from the Market Value of the Notes in the Secondary Market, if Any.”

Investing in the NOTES involves significant risks. You may lose some or all of your principal amount. Any payment on the NOTES, including any repayment of principal AT MATURITY, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the NOTES and you could lose your entire investment.

Investment Timeline

Trade Date	The Initial Level and the final terms of the Notes were set.
↓

Each Trading Day During the Observation Period	The Official Closing Level of the Underlying Index is observed.
↓

Maturity Date

The final underlying index level is observed on the determination date and the absolute value of the Underlying Index Return is calculated.

•       If a Barrier Event has occurred during the Observation Period, we will pay you on the stated maturity date an amount in cash for each $1,000 Principal Amount of your Notes equal to:

$1,000+($1,000 × Minimum Return)

•       If a Barrier Event has not occurred during the Observation Period, we will pay you on the stated maturity date an amount in cash for each $1,000 Principal Amount of your Notes equal to:

$1,000 + ($1,000 × the greater of (i) the Minimum Return and (ii) the absolute value of the Underlying Index Return

Investing in the Notes involves significant risks. You may lose some or all of your principal amount, AS YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR PRINCIPAL AMOUNT OR THAT HAVE NO VALUE AT ALl. paymentS on the Notes, including any repayment of principal, ARE subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here. However, HSBC urges you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the accompanying Equity Index Underlying Supplement and the accompanying prospectus supplement. HSBC also urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

Risks Relating to the Structure or Features of the Notes

♦	The appreciation on the Notes is limited – The appreciation potential of the Notes is limited by the Upper Barrier and Lower Barrier. If a Barrier Event occurs during the Observation Period, you will receive a Payment at Maturity equal to the Principal Amount of your Notes plus an amount equal to the Minimum Return of the Principal Amount. Therefore, you will not benefit from any positive Underlying Index Return above the Upper Barrier or negative Underlying Index Return below the Lower Barrier.

♦	If a Barrier Event occurs, you will receive the Principal Amount of your Notes plus an amount equal to the Minimum Return of the Principal Amount, even if the Final Level is between the Upper Barrier and the Lower Barrier – If a Barrier Event occurs on any Trading Day during the Observation Period, you will receive the Principal Amount of your Notes plus an amount equal to the Minimum Return of the Principal Amount, even if the Final Level is between the Upper Barrier and the Lower Barrier. Therefore, if a Barrier Event occurs at any point during the Observation Period, you will not benefit from the absolute value of the Underlying Index Return.

♦	You may receive less than the Minimum Return and potentially no return on your investment in the Notes – If a Barrier Event does not occur during the Observation Period and the Index appreciates or depreciates by less than 5% from the Trade Date to the Final Valuation Date, you will receive a return on the Notes that is less than the Minimum Return, and if the Index does not appreciate or depreciate at all, you will not receive any positive return on your investment in the Notes. As the Notes do not pay any interest, there is no assurance that your total return at maturity on the Notes will be as great as could have been achieved on conventional debt securities of ours of comparable maturity.

♦	Reinvestment Risk – If your Notes are called early, the term of the Notes will be reduced and you will not receive any payment on the Notes after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs. The Notes may be called as early as one year after issuance.

♦	No Assurances of a Flat or Bullish Environment – While the Notes are structured to provide positive returns in a flat or bullish environment, we cannot assure you of the economic environment during the term or at maturity of your Notes and you may lose some or all of your investment if the Notes are not called.

♦	No Interest Payments – As a holder of the Notes, you will not receive interest payments.

Risks Relating to the Underlying Index

♦	Changes Affecting the Underlying Index – The policies of the Underlying Index’s sponsor concerning additions, deletions and substitutions of the stocks included in the Underlying Index and the manner in which the sponsor takes account of certain changes affecting those stocks may adversely affect the level of the Underlying Index. The policies of the sponsor with respect to the calculation of the Underlying Index could also adversely affect the level of the Underlying Index. The sponsor may discontinue or suspend calculation or dissemination of the Underlying Index. Any such actions could have an adverse effect on the value of the Notes.

General Risk Factors

♦	The Notes Are Subject to the Credit Risk of the Issuer – The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and could lose your entire investment.

♦	The Estimated Initial Value of the Notes, Which Was Determined by Us on the Trade Date, Is Less Than the Price to Public and May Differ from the Market Value of the Notes in the Secondary Market, if Any – The Estimated Initial Value of the Notes was calculated by us on the Trade Date and is less than the price to public. The Estimated Initial Value reflects our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We determined the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

♦	The Price of Your Notes in the Secondary Market, if Any, Immediately After the Trade Date Is Expected to Be Less Than the Price to Public – The price to public takes into account certain costs. These costs include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the level of the Underlying Index and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

♦	If One of Our Affiliates Were to Repurchase Your Notes Immediately After the Settlement Date, the Price You Receive May Be Higher Than the Estimated Initial Value of the Notes – Assuming that all relevant factors remain constant after the Settlement Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 5 months after the Settlement Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Settlement Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

♦	Owning the Notes Is Not the Same as Owning the Stocks Included in the Underlying Index – The return on your Notes may not reflect the return you would realize if you actually owned the stocks included in the Underlying Index. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the stocks included in the Underlying Index would have. The Underlying Index is a price return index, and the Call Return excludes any cash dividend payments paid on its component stocks.

♦	The Notes Are Not Insured or Guaranteed by Any Governmental Agency of the United States or Any Other Jurisdiction – The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive any amount owed to you under the Notes and could lose your entire investment.

♦	Lack of Liquidity – The Notes will not be listed on any securities exchange or quotation system. One of our affiliates may offer to repurchase the Notes in the secondary market but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which one of our affiliates is willing to buy the Notes. This price, if any, will exclude any fees or commissions paid when the Notes were purchased and therefore will generally be lower than such purchase price.

♦	Potential Conflicts of Interest – HSBC, UBS Financial Services Inc., or any of our or their respective affiliates may engage in business with the issuers of the stocks included in the Underlying Index, which could affect the price of such stocks or the level of the Underlying Index and thus, may present a conflict between the obligations of HSBC and you, as a holder of the Notes.

The Calculation Agent, which may be HSBC or any of its affiliates, will determine the Payment at Maturity or the payment on a Call Settlement Date based on observed level of the Underlying Index in the market. The Calculation Agent can postpone the determination of the Official Closing Level on an Observation Date and the corresponding Call Settlement Date if a Market Disruption Event exists on that Observation Date. Furthermore, the Calculation Agent can postpone the determination of the Final Level and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

♦	Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS Financial Services Inc. or Their Respective Affiliates – HSBC, UBS Financial Services Inc., or any of our or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes and such research, opinions or recommendations may be revised at any time. Any such research, opinions or recommendations could affect the price of the stocks included in the Underlying Index or the level of the Underlying Index, and therefore, the market value of the Notes.

♦	Market Price Prior to Maturity – The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the level of the Underlying Index; the volatility of the Underlying Index; the dividends paid on the securities included in the Underlying Index; the time remaining to the maturity of the Notes; interest rates; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of HSBC.

♦	Potential HSBC and UBS Financial Services Inc. Impact on Price – Trading or transactions by HSBC USA Inc., UBS Financial Services Inc., or any of our or their respective affiliates in the stocks included in the Underlying Index, or in futures, options, exchange-traded funds or other derivative products on those stocks or relating to the Underlying Index, may adversely affect the level of the Underlying Index, and, therefore, the market value of the Notes.

♦	Uncertain Tax Treatment – We intend to treat the Notes as contingent payment debt instruments for U.S. federal income tax purposes. Pursuant to the terms of the Notes, you agree to treat the Notes as contingent payment debt instruments for all U.S. federal income tax purposes. Assuming the Notes are treated as contingent payment debt instruments, a U.S. holder will be required to include original issue discount in gross income each year, even though no payments will be made on the Notes until maturity. For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “What Are the Tax Consequences of the Notes?” below and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Hypothetical Scenario Analysis and Examples at Maturity

The scenario analysis and examples below are hypothetical and provided for illustrative purposes only. The hypothetical terms used below are not the actual terms that will apply to the Notes. The actual terms are indicated on the cover hereof. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Underlying Index relative to the Initial Level. We cannot predict the Final Level of the Underlying Index. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Underlying Index. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the payment at maturity or upon an automatic call per $1,000.00 Note on a hypothetical offering of the Notes, based on the following assumptions:

Investment Term:	2 years
Hypothetical Initial Level*:	1,000.00
Hypothetical Upper Barrier*:	1,260.00
Hypothetical Lower Barrier*:	800.00
Minimum Return:	5.00%

*The Hypothetical Initial Level, Hypothetical Upper Barrier and Hypothetical Lower Barrier used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Level, Upper Barrier or Lower Barrier. The actual Initial Level, Upper Barrier and Lower Barrier are indicated on the cover hereof.

Hypothetical Final Level	Hypothetical Underlying Index Return	A Barrier Event occurs during the Observation Period		A Barrier Event does not occur during the Observation Period
		Hypothetical Return on the Notes	Hypothetical Payment at Maturity	Hypothetical Return on the Notes	Hypothetical Payment at Maturity
2,000.00	100.00%	5.00%	$1,050.00	N/A	N/A
1,800.00	80.00%	5.00%	$1,050.00	N/A	N/A
1,600.00	60.00%	5.00%	$1,050.00	N/A	N/A
1,400.00	40.00%	5.00%	$1,050.00	N/A	N/A
1,300.00	30.00%	5.00%	$1,050.00	N/A	N/A
1,260.00	26.00%	5.00%	$1,050.00	26.00%	$1,260.00
1,150.00	15.00%	5.00%	$1,050.00	15.00%	$1,150.00
1,050.00	5.00%	5.00%	$1,050.00	5.00%	$1,050.00
1,020.00	2.00%	5.00%	$1,050.00	5.00%	$1,050.00
1,010.00	1.00%	5.00%	$1,050.00	5.00%	$1,050.00
1,000.00	0.00%	5.00%	$1,050.00	5.00%	$1,050.00
990.00	-1.00%	5.00%	$1,050.00	5.00%	$1,050.00
980.00	-2.00%	5.00%	$1,050.00	5.00%	$1,050.00
950.00	-5.00%	5.00%	$1,050.00	5.00%	$1,050.00
850.00	-15.00%	5.00%	$1,050.00	15.00%	$1,150.00
800.00	-20.00%	5.00%	$1,050.00	20.00%	$1,200.00
600.00	-40.00%	5.00%	$1,050.00	N/A	N/A
500.00	-50.00%	5.00%	$1,050.00	N/A	N/A
400.00	-60.00%	5.00%	$1,050.00	N/A	N/A
300.00	-70.00%	5.00%	$1,050.00	N/A	N/A
200.00	-80.00%	5.00%	$1,050.00	N/A	N/A
0.00	-100.00%	5.00%	$1,050.00	N/A	N/A

Example 1— A Barrier Event occurs during the Observation Period and the level of the Underlying Index increases from the Initial Level of 1,000.00 to a Final Level of 1,600.00.

Underlying Index Return:	60.00%
Payment at Maturity:	$1,050.00

Because a Barrier Event occurs during the Observation Period, the Payment at Maturity would be $1,050.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Minimum Return)

= $1,000 + ($1,000 × 5.00%)

= $1,050.00

Example 1 shows that you will receive the return of your principal investment plus a return equal to the hypothetical Minimum Return when a Barrier Event occurs during the Observation Period. You will not benefit from any positive Underlying Index Return above the Upper Barrier when a Barrier Event occurs during the Observation Period.

Example 2— A Barrier Event occurs during the Observation Period and the level of the Underlying Index decreases from the Initial Level of 1,000.00 to a Final Level of 600.00.

Underlying Index Return:	-40.00%
Payment at Maturity:	$1,050.00

Because a Barrier Event occurs during the Observation Period, the Payment at Maturity would be $1,050.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Minimum Return)

= $1,000 + ($1,000 × 5.00%)

= $1,050.00

Example 2 shows that you will receive the return of your principal investment plus a return equal to the hypothetical Minimum Return when a Barrier Event occurs during the Observation Period, even if the Underlying Index Return is negative.

Example 3— A Barrier Event does not occur during the Observation Period and the level of the Underlying Index increases from the Initial Level of 1,000.00 to a Final Level of 1,150.00.

Underlying Index Return:	15.00%
Payment at Maturity:	$1,150.00

Because the a Barrier Event does not occur during the Observation Period, the Payment at Maturity would be $1,150 per $1,000 Principal Amount, which is the greater of:

(1) Principal Amount plus the product of the Principal Amount times the Minimum Return; and

$1,000 + ($1,000 × Minimum Return)

= $1,000 + ($1,000 × 5.00%)

= $1,050.00

(2) Principal Amount plus the product of the Principal Amount times the absolute value of the Underlying Index Return.

$1,000 + ($1,000 × absolute value of the Underlying Index Return)

= $1,000 + ($1,000 × 15.00%)

= $1,150.00

Example 3 shows that you will receive the Principal Amount plus the product of (a) the Principal Amount times (b) the greater of (1) the Minimum Return and (2) the absolute value of the Underlying Index Return when a Barrier Event does not occur during the Observation Period.

Example 4— A Barrier Event does not occur during the Observation Period and the level of the Underlying Index decreases from the Initial Level of 1,000.00 to a Final Level of 850.00.

Underlying Index Return:	-15.00%
Payment at Maturity:	$1,150.00

Because the a Barrier Event does not occur during the Observation Period, the Payment at Maturity would be $1,150 per $1,000 Principal Amount, which is the greater of:

(1) Principal Amount plus the product of the Principal Amount times the Minimum Return; and

$1,000 + ($1,000 × Minimum Return)

= $1,000 + ($1,000 × 5.00%)

= $1,050.00

(2) Principal Amount plus the product of the Principal Amount times the absolute value of the Underlying Index Return.

$1,000 + ($1,000 × absolute value of the Underlying Index Return)

= $1,000 + ($1,000 × 15.00%)

= $1,150.00

Example 4 shows that you will receive the Principal Amount plus the product of (a) the Principal Amount times (b) the greater of (1) the Minimum Return and (2) the absolute value of the Underlying Index Return when a Barrier Event does not occur during the Observation Period. You will benefit from the absolute value of the Underlying Index Return only if a Barrier Event has not occurred.

What Are the Tax Consequences of the Notes?

You should carefully consider the matters set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. We intend to treat the Notes as contingent payment debt instruments for U.S. federal income tax purposes. Pursuant to the terms of the Notes, you agree to treat the Notes as contingent payment debt instruments for all U.S. federal income tax purposes and, in the opinion of Mayer Brown LLP, special U.S. tax counsel to us, it is reasonable to treat the Notes as contingent payment debt instruments. Assuming the Notes are treated as contingent payment debt instruments, a U.S. holder will be required to include original issue discount (“OID”) in gross income each year, even though no payments will be made on the Notes until maturity.

Based on the factors described in the section, “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes —Contingent Notes,” we have determined that the comparable yield of the Notes, solely for U.S. federal income tax purposes, will be 4.43% per annum (compounded annually). Further, based upon the method described in the section, “U.S. Federal Income Tax Considerations —Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” and based upon the comparable yield, we have determined that the projected payment schedule for Notes that have a Principal Amount of $1,000 and an issue price of $1,000 consists of a single payment of $1,091.20 at maturity (the “Projected Payment”).

Based upon the comparable yield, a U.S. holder that pays taxes on a calendar year basis, buys a Note for $1,000, and holds the Note until maturity will be required to pay taxes on the following amounts of ordinary income in respect of the Notes in each year:

Year	OID
2023	$22.33
2024	$45.41
2025	$23.46

However, the ordinary income reported in the taxable year the Notes mature will be adjusted to reflect the actual payment received at maturity. U.S. holders may obtain the actual comparable yield and projected payment schedule as determined by us by submitting a written request to: Structured Equity Derivatives – Structuring HSBC Bank USA, National Association, 452 Fifth Avenue, 9th Floor, New York, NY 10018. A U.S. holder is generally bound by the comparable yield and the projected payment schedule established by us for the Notes. However, if a U.S. holder believes that the projected payment schedule is unreasonable, a U.S. holder must determine its own projected payment schedule and explicitly disclose the use of such schedule and the reason the holder believes the projected payment schedule provided herein is unreasonable on its timely filed U.S. federal income tax return for the taxable year in which it acquires the Notes.

The comparable yield and projected payment schedule are not provided for any purpose other than the determination of a U.S. holder’s interest accruals for U.S. federal income tax purposes and do not constitute a projection or representation by us regarding the actual yield on a Note. We do not make any representation as to what such actual yield will be.

Upon a sale, exchange, or retirement of a Note prior to maturity, a U.S. holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the Note. A U.S. holder generally will treat any gain as ordinary interest income, and any loss as ordinary loss up to the amount of previously accrued OID and then as capital loss. At maturity, (i) if the actual Payment at Maturity exceeds the Projected Payment, a U.S. holder must include such excess as interest income, or (ii) if the Projected Payment exceeds the actual Payment at Maturity, a U.S. holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss. Notwithstanding the foregoing, special rules will apply if the Payment at Maturity on a Note becomes fixed more than six months prior to its scheduled date of payment. Generally, in such a case, a U.S. holder would be required to account for the difference between the present value of the fixed payment and the present value of the projected payment as either a positive adjustment or a negative adjustment (i.e., either as additional OID or as an offset to future OID or as an ordinary loss, as appropriate) on the date the payment becomes fixed. U.S. holders should consult their own tax advisors concerning these special rules.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible. As a result, the timing and character of income in respect of the Notes might differ from the treatment described above. You should carefully consider the discussion of all potential tax consequences as set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

We will not attempt to ascertain whether any of the entities whose stock is included in the Underlying Index would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Underlying Index were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Underlying Index and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Underlying Index is or becomes a PFIC or a USRPHC.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying Index or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlying Index or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

The S&P 500® Index

Description of the SPX

The S&P 500® Index ("SPX") is a market capitalization-weighted index intended to provide a performance benchmark for the large-cap U.S. equity markets. The SPX includes a representative sample of 500 companies in leading industries of the U.S. economy.

For more information about the SPX, see “The S&P 500® Index” beginning on page S-55 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the S&P 500® Index

The following graph sets forth the historical performance of the SPX based on the daily historical closing levels from June 27, 2013 to June 27, 2023, as reported on the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. The historical levels of the SPX should not be taken as an indication of future performance.

Source: Bloomberg Professional® service

Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the accelerated payment due and payable in the same general manner as described in “Indicative Terms” in this pricing supplement. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Underlying Index Return and the accelerated Maturity Date will be four business days after the accelerated Final Valuation Date. The Call Return will be calculated based on the length of time that the Notes are outstanding. The Call Return, and therefore the Call Price, increases the longer the Notes are outstanding. If a Market Disruption Event exists on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities—Senior Debt Securities—Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC Securities (USA) Inc. has agreed to sell to the Agent, and the Agent has agreed to purchase, all of the Notes at the price to public less the underwriting discount indicated on the cover hereof. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. The Agent may allow a concession to its affiliates not in excess of the underwriting discount set forth on the cover hereof.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Notes in the secondary market, but is not required to do so and may cease making such offers at any time. HSBC or HSBC’s affiliate will enter into swap agreements or related hedge transactions with one of HSBC’s other affiliates or unaffiliated counterparties, which may include the Agent, in connection with the sale of the Notes and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

Delivery of the Notes will be made against payment for the Notes on the Settlement Date set forth on the cover of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Settlement Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-83 in the accompanying prospectus supplement.

Validity of the Notes

In the opinion of Mayer Brown LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes pursuant to the Senior Indenture referred to in the prospectus supplement dated February 23, 2021, and issued and paid for as contemplated herein, the Notes offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated February 23, 2021, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 dated February 23, 2021.